UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Buffalo Wild Wings, Inc.

(Name of Registrant as Specified In Its Charter)

MARCATO CAPITAL MANAGEMENT LP

MARCATO INTERNATIONAL MASTER FUND LTD.

MARCATO SPECIAL OPPORTUNITIES MASTER FUND LP

SCOTT O. BERGREN

RICHARD T. MCGUIRE III

SAM ROVIT

EMIL LEE SANDERS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 11, 2017, Marcato Capital Management LP and certain affiliates issued the following press release, which was also posted on http://www.winningatwildwings.com:

MARCATO SENDS LETTER TO BUFFALO WILD WINGS SHAREHOLDERS

HIGHLIGHTING WHY IMMEDIATE CHANGE IS REQUIRED AT BOARD LEVEL

Management and Board Have Failed to Execute a Strategy for Long-Term Value Creation

Marcato Has Practical and Credible Plan to Reinvigorate BWLD to Benefit All Stakeholders

Urges BWLD Shareholders to Vote FOR Marcato’s Nominees on the WHITE Proxy Card

San Francisco – May 11, 2017 – Marcato Capital Management LP (“Marcato”), a San Francisco-based investment manager which manages funds that beneficially own approximately 6.1% of the outstanding common shares of Buffalo Wild Wings, Inc. (NASDAQ: BWLD) (“Buffalo Wild Wings” or the “Company”), is today mailing a letter to BWLD shareholders urging them to make Buffalo Wild Wings a winning company again by rejuvenating the Board by voting the WHITE proxy card FOR Marcato’s highly-qualified nominees – Scott Bergren, Sam Rovit, Lee Sanders and Mick McGuire – in connection with the Company’s Annual Meeting on June 2, 2017.

The full text of the letter is below and available at www.WinningAtWildWings.com.

May 11, 2017

Dear Fellow Buffalo Wild Wings Shareholder,

Buffalo Wild Wings’ (“BWLD” or the “Company”) June 2nd Annual Meeting is less than one month away, and we are asking for your support in this very important election.

You’ve heard a lot from both sides. But what you have not heard from CEO Sally Smith, or any BWLD Board member, is how any of the Company’s current initiatives translate into quantifiable appreciation in equity value per share over any time period.

In just a few weeks, shareholders will have the opportunity to rejuvenate the BWLD Board with committed individuals who will work constructively with management and the incumbent directors TO MAKE BWLD A WINNING COMPANY AGAIN.

Marcato urges you to vote the WHITE proxy card FOR Marcato’s four highly-qualified nominees – who bring the necessary restaurant industry operating, strategic and financial expertise as well as the business savvy that we believe is required to return the Company to a path of growth and equity value creation.

ONLY BWLD MANAGEMENT IS SATISFIED

WITH THE STATUS QUO

Over the past year, we have shared and observed tremendous discontent among key BWLD stakeholders – current and former employees, partners, franchisees and shareholders – and have heard from many of you first-hand about the myriad issues plaguing virtually all aspects of the Company:

•	The guest experience has significantly degraded. We are aware of how poor food quality, deficient customer service, and a lack of menu and technological innovation have alienated core customers.

•	Management has communicated no credible strategic plan to address serious issues facing the business. To date, management has blamed difficult industry conditions. We believe many of these issues are self-inflicted, resulting from management’s failure to execute. Recent initiatives to run discount promotions to shore up sales at the expense of margins are not a productive or sustainable long-term strategy. Re-franchising low-margin restaurants may improve reported results, but only due to the change in mix, and would not reflect any fundamental improvement in execution or improved unit economics.

•	Financial performance is woefully inadequate. In recent years, under current leadership, earnings growth has stalled and the Company’s stock has underperformed because of what we believe have been misguided strategies to grow sales at the expense of profits and returns, failed execution, and the Board’s complete lack of oversight and accountability as the business went from leader to laggard.

Despite dramatic declines in profitability, cash flows, EPS, and net earnings, as well as a reduced 2017 guidance as disclosed in BWLD’s Q1 2017 earnings, CEO Sally Smith’s assessment of the Company’s performance was that she was “pleased” that same-store sales growth was positive in the quarter. SOMETHING IS NOT RIGHT.

BWLD’S GROWTH HAS STALLED DUE TO

MISMANAGEMENT AND INEFFECTIVE LEADERSHIP

Let’s be clear: BWLD management is years behind on nearly every strategic priority it has outlined:

•	“4-Wall” profit margins are falling further behind their longstanding target of 20% and lag their largest franchisee;

•	International development targets have been repeatedly missed and extended by 2-5 years;

•	Loyalty and tablet order and pay is still not fully rolled out, despite three years of planning and millions of dollars spent; and

•	The guest experience captains program has wasted money for nearly five years, having never produced positive ROI through operating leverage.

Current management has failed to hit their stated goals for years: Why should they be given another opportunity? Why has the Board not taken action?

WE BELIEVE THE BWLD BOARD’S AND

MANAGEMENT’S INTERESTS

ARE NOT ALIGNED WITH YOURS

Despite their stated optimism for future long-term value creation, NOT A SINGLE EXECUTIVE AND ONLY ONE DIRECTOR ON ONE OCCASION HAS EVER EXECUTED AN OPEN-MARKET PURCHASE OF BWLD STOCK. If the leaders of Buffalo Wild Wings don’t believe in the long-term value of BWLD stock, why should shareholders believe in them?

On the other hand, Marcato and its affiliates beneficially own 6.1% of BWLD’s common stock – our interests are directly aligned with yours. We care about the future of this business and we’re confident you do too.

MARCATO HAS A PRACTICAL AND

CREDIBLE PLAN TO CREATE VALUE

Shareholders deserve a management and Board who believe in the tremendous future potential of Buffalo Wild Wings – who like Marcato – believe that BWLD’s share price could be greater than $400 by 2021. We trust that you can see through what we believe are management’s clichéd claims of our short term goals.

Our recommendations are focused on a multi-year plan of improvement that is readily achievable with the right combination of management talent, incentives, and board oversight.

•	Reinvigorate BWLD’s core business by engaging operational consultants to revitalize same-store sales growth and refocus on the Company’s historically successful core brand and value;

•	Implement a franchising strategy that includes selling stores to new and existing franchisees and investing in resources to accelerate international franchise growth so that 90% of stores are franchised by 2020;

•	Establish an explicit capital allocation strategy that considers current excess capital in the business as well as future free cash flow generation and targets an appropriate mix of debt and equity; and

•	Realign management incentives by restructuring compensation to primarily incentivize returns on capital and per-share value rather than top-line growth or profit dollars.

CHANGE IS REQUIRED NOW

Buffalo Wild Wings has continued to take entrenching actions to create the illusion of change without showing any real openness to new voices and desperately-needed new ideas. The Company has hindered our ability and legal right to communicate with other shareholders, appointed three new Board members unilaterally and without shareholder input, and suspiciously changed its peer group multiple times when presenting relative performance.

We believe Buffalo Wild Wings’ Board inherently lacks the true ownership mentality and oversight necessary to improve the Company’s ailing business model and increase stockholder value.

Our slate of four highly-qualified director nominees – Scott Bergren, Sam Rovit, Lee Sanders and Mick McGuire – are proven business leaders, who if elected, are committed to instilling a culture of accountability that has been lacking for years.

We urge you to protect the value of your investment and help Buffalo Wild Wings achieve the tremendous potential we know it can. Marcato encourages all BWLD shareholders to visit www.WinningAtWildWings.com to review important information about Marcato’s nominees and investment in Buffalo Wild Wings.

MAKE BUFFALO WILD WINGS A WINNING COMPANY AGAIN.

VOTE YOUR WHITE PROXY CARD TODAY.

Sincerely,

Mick McGuire
Managing Partner
Marcato Capital Management LP

WE URGE YOU TO VOTE THE WHITE

PROXY CARD IN SUPPORT OF MARCATO’S

FOUR HIGHLY-QUALIFIED NOMINEES

...............................................................

YOUR VOTE IS IMPORTANT, NO MATTER HOW

MANY OR HOW FEW SHARES YOU OWN!

Please vote today by telephone, via the Internet or

by signing, dating and returning the enclosed WHITE proxy card.

Simply follow the easy instructions on the WHITE proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders May Call Toll-free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER: Please simply discard any Yellow proxy card that you may receive from Buffalo Wild Wings. Returning a Yellow proxy card – even if you “withhold”

on the Company’s nominees – will revoke any vote you had previously submitted on Marcato’s WHITE proxy card.

Marcato encourages all BWLD shareholders to visit www.WinningAtWildWings.com to review information about Marcato’s investment in Buffalo Wild Wings.

Media:

Jonathan Gasthalter/Nathaniel Garnick/Amanda Klein

Gasthalter & Co.

(212) 257-4170

Investors:

Scott Winter/Larry Miller

Innisfree M&A Incorporated

(212) 750-5833

FORWARD LOOKING STATEMENTS

The press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which reflect Marcato’s views with respect to, among other things, future events and financial performance. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if Marcato’s underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Marcato that the future plans, estimates or expectations contemplated will ever be achieved.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Marcato International Master Fund Ltd. (“Marcato International”), together with the other participants in Marcato International’s proxy solicitation, have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying WHITE proxy card to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Buffalo Wild Wings, Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Marcato International’s proxy solicitation. These materials and other materials filed by Marcato International with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Marcato International with the SEC are also available, without charge, by directing a request to Marcato International’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).

The participants in the proxy solicitation are Marcato International, Marcato Capital Management LP, Marcato Special Opportunities Master Fund LP (“Marcato Special Opportunities Fund”), Emil Lee Sanders, Richard T. McGuire III, Sam Rovit and Scott O. Bergren (collectively, the “Participants”).

As of the date hereof, Marcato International directly owns 950,000 shares of common stock, no par value, of the Company (the “Common Stock”), representing approximately 5.9% of the outstanding shares of Common Stock and Marcato Special Opportunities Fund directly owns 32,600 shares of Common Stock, representing approximately 0.2% of the outstanding shares of Common Stock.

In addition, Marcato Capital Management LP, as the investment manager of Marcato International and Marcato Special Opportunities Fund, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares of Common Stock held by Marcato and Marcato Special Opportunities Fund, therefore, may be deemed to be the beneficial owner of such shares. By virtue of Mr. McGuire’s position as the managing partner of Marcato Capital Management LP, Mr. McGuire may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares of Common Stock held by Marcato International and Marcato Special Opportunities Fund and, therefore, Mr. McGuire may be deemed to be the beneficial owner of such shares.